UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 11, 2012

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

GridSense, Inc., a wholly-owned subsidiary of Acorn Energy, Inc. (“GridSense”) and Lindon Shiao entered into an At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement and a related Arbitration Agreement (together, the “Employment Agreement”) on June 11, 2012. Mr. Shiao has served as CEO and President of GridSense since 2006.  Previously, he provided these services through a management agreement between GridSense and a third party entity in which he remains a principal, which prior agreement has been terminated. Mr. Shiao’s employment is on an “at-will” basis and the Employment Agreement has no fixed term.  It provides that GridSense’s Board of Directors will set Mr. Shiao’s base salary (which is currently $240,000 for 2012), and contains an opportunity for him to earn an annual bonus which would be payable in arrears based on a targeted increase in gross profits for the combined (i.e., US and Australian affiliate) GridSense business over prior year results (which formula is subject to change by the Board in the future). Mr. Shiao is also entitled to receive severance payments equal to (A) twelve (12) months of his then-current base salary and (B) the amount of his most recent annual bonus if, during a stated period, GridSense terminates his services without “cause” (as defined in the Employment Agreement), or if he quits for “good reason” (as defined therein), in either case in connection with a “change of control” of GridSense (as defined in the Employment Agreement). Further, upon termination of his employment by GridSense without “cause” (apart from his death or disability), or upon his resignation for “good reason”, in either case not involving a change of control, GridSense is obligated to pay Mr. Shiao an amount equal to (A) six (6) months of his then-current base salary and (B) one-half the amount of his most recent annual bonus. All severance amounts are payable in 12 equal installments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of June, 2012.

ACORN ENERGY, INC.

By:	/s/Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary

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